UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 25, 2013

Interleukin Genetics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

 (State or Other Jurisdiction of Incorporation)

001-32715	94-3123681
(Commission File Number)	(IRS Employer Identification No.)

135 Beaver Street Waltham, MA	02452
(Address of Principal Executive Offices)	(Zip Code)

(781) 398-0700

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On February 25, 2013, Interleukin Genetics, Inc. (the “Company”) entered into a Preferred Participation Agreement (the “Agreement”) with Renaissance Health Service Corporation, for itself and on behalf of certain of its affiliates and subsidiaries. (collectively“RHSC”). Pursuant to the Agreement, affiliates of RHSC have agreed to reimburse the Company a fixed price for each PST® genetic test that the Company processes for a customer of certain affiliates of RHSC. In addition, if, during the term of the Agreement, the Company offers the PST® test to any other person or party for a lower price, such lower price shall then be applicable to tests processed for a customer of certain affiliates of RHSC for the remainder of the term of the Agreement. The pricing arrangement is subject to the satisfaction of certain milestones, including that (i) within a specified timeframe, RHSC affiliates must develop and offer dental benefit plans for which a significant portion of such affiliate's clients are eligible that provides for use of the PST® test and reimbursement of the test at the agreed upon price (each such plan, hereinafter referred to as a “Reimbursed Dental Plan”) and (ii) prior to a specified date, RHSC affiliates shall have sold policies for Reimbursed Dental Plans for the year beginning January 1, 2014. The Company has agreed that for a one year period beginning on the date on which RHSC affiliates first offer a Reimbursed Dental Plan, the Company will make the PST® test available solely to RHSC affiliates and not to any other third party or person.

The Agreement has a term of three years beginning on February 25, 2013, but may be terminated earlier (i) upon the mutual written agreement of the Company and RHSC, (ii) if either party becomes the subject of bankruptcy, insolvency, liquidation or other similar proceedings, or (iii) in the event of an uncured breach of the Agreement by either party.

The timing of any revenues that the Company may receive under this Agreement is dependent upon the timing of the offering of Reimbursed Dental Plans, which timing is very uncertain at this time. The Company does not expect to receive any significant revenues under this Agreement until the first quarter of 2014 at the earliest, and the timing of any such revenues may be substantially later.

On June 29, 2012, the Company entered into a Stock Purchase Agreement with an affiliate of RHSC, pursuant to which the Company sold 500,000 shares of Series B convertible preferred stock, $0.001 par value per share (the “Series B Stock”), to such affiliate at a purchase price of $6.00 per share. Pursuant to the terms of the Purchase Agreement and of the Series B Stock, Goran Jurkovic, the Chief Financial Officer of RHSC, was elected as a director of the Company. A Current Report on Form 8-K (File No. 001-32715) related to this transaction was filed by the Company on July 2, 2012, and the disclosure contained therein is incorporated herein by reference.

About Interleukin Genetics

The Company develops and markets a line of genetic tests under the Inherent Health® and PST® brands. The products empower individuals to prevent certain chronic conditions and manage their existing health and wellness through genetic-based insights with actionable guidance. Interleukin Genetics leverages its research, intellectual property and genetic panel development expertise in metabolism and inflammation to facilitate the emerging personalized healthcare market. The Company markets its tests through partnerships with health and wellness companies, healthcare professionals and other distribution channels. Interleukin Genetics’ flagship products include its proprietary PST genetic risk panel for periodontal disease and tooth loss susceptibility and the Inherent Health Weight Management Genetic Test that identifies the most effective diet and exercise program for an individual based on genetics. Interleukin Genetics is headquartered in Waltham, Mass. and operates an on-site, state-of-the-art DNA testing laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA).

About RHSC

Renaissance Health Service Corporation (RHSC) is the parent organization for a family of companies that are leaders in the dental insurance industry. RHSC companies are among the largest and oldest group of dental benefit providers in the United States, covering 11 million people and paying out nearly $3 billion in dental benefits in 2012. Currently, the companies employ approximately 1,200 people, who are located in Indianapolis, Indiana; Sherwood and Little Rock, Arkansas; Louisville, Kentucky; Okemos and Farmington Hills, Michigan; Albuquerque, New Mexico; Raleigh and Charlotte, North Carolina; Columbus and Cleveland, Ohio; and Nashville, Knoxville, and Memphis, Tennessee.

Certain statements contained in this Current Report on Form 8-K are “forward-looking” statements, including any statements relating to the timing of the offering of Reimbursed Dental Plans and the timing of revenues, if any, the Company may receive under the Agreement. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, risks related to the adequacy of the Company’s capital resources and the need for additional funding, that the offering of Reimbursed Dental Plans will be delayed significantly, that RHSC affiliates may not be successful in developing or marketing Reimbursed Dental Plans, and that such Reimbursed Dental Plans may not be accepted by dental customers, as well as the risks and uncertainties described in the Company’s annual report on Form 10-K for the year ended December 31, 2011 and other filings with the Securities and Exchange Commission. The Company disclaims any obligation or intention to update these forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERLEUKIN GENETICS, INC.

Date: March 1, 2013	/s/ Eliot M. Lurier
Eliot M. Lurier
Chief Financial Officer